Gary R. Henrie
Attorney at Law

P.O. Box 107                                                                                                                                                                                                                                                                                                                                                                Telephone:  309-313-5092
315 Kimball's Garden Circle                                                                                                                                                                                                                                                                                                                                 E-mail:  grhlaw@hotmail.com
Nauvoo, IL  62354

March 29, 2018

The Michael Nolin Group, Inc.
212 E. Hillsboro Blvd., Suite 1661
Deerfield Beach, Florida  33441

Re:     The Michael Nolin Group, Inc., Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

I have acted as securities counsel for The Michael Nolin Group, Inc., a Florida corporation (the "Company"), for the purpose of issuing this opinion letter in connection with the Regulation A Offering Statement on Form 1-A (the "Offering Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The Offering Statement relates to the offering of 5,000,000 common shares of the Company at the offering price of $10 per share (the "Shares").

In rendering the opinion set forth below, I have reviewed: (a) the Offering Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; and (d) such statutes, records and other documents as I have deemed relevant.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) issuance and delivery of the Shares in the manner contemplated by the Offering Circular, and (ii) receipt by the Company of the consideration for the Shares specified in the Offering Circular, the Shares will be validly issued, fully paid, and nonassessable.
This opinion is based on Florida general corporate law, all applicable Florida statutory provisions and reported judicial decisions interpreting these laws.

Very truly yours,

/s/ Gary R. Henrie
_______________________________________
Gary R. Henrie, Esq.